Exhibit 10.4

March 3, 2005

[Name of Executive Officer]

c/o Closure Medical Corporation

5250 Greens Dairy Road

Raleigh, NC 27616

Re: Change in Control Agreement

Dear [Name of Executive Officer]:

As you may know, Johnson & Johnson, a New Jersey corporation (“Parent”), Holden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Closure Medical Corporation, a Delaware corporation (the “Company”), propose to enter into a merger agreement (the “Merger Agreement”) that will result in the Company (or the surviving corporation in the merger pursuant to the Merger Agreement (the “Merger”)) becoming wholly-owned by Parent. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain modifications to your rights and obligations under the employment agreement dated as of [date of employment agreement] between you and the Company (the “Employment Agreement”). Capitalized terms used but not defined herein have the meanings given such terms under the Employment Agreement.

Parent, the Company and you each agree as follows:

1. Clarification of “Good Reason”. For the avoidance of doubt, Parent agrees to cause the Surviving Corporation (as defined in the Merger Agreement) to assume and perform the obligations of the Company pursuant to the Employment Agreement after giving effect to this letter agreement, and you agree that such assumption and performance are satisfactory to you for purposes of clause (vii) of the definition of “Good Reason” as set forth in Section 7.5.2 of the Employment Agreement.

2. Modification of Benefits Continuation. You agree that the first sentence of clause (c) of Section 7.5.3 of the Employment Agreement shall be modified to read as follows:

“The Company shall continue to provide, for [time period of continuation], all group healthcare (including dental and vision) and group life insurance benefits (and any other group welfare benefits that pursuant to their terms Parent would be able to continue or in respect of which there is an ability to convert to an individual benefit or policy following termination of employment) in which Executive was entitled to participate immediately prior to the date of termination.”

3. Retention Bonus. Subject to the consummation of the Merger, and notwithstanding anything to the contrary in the Employment Agreement, if you remain in continuous employment with the Company from the consummation of the Merger through the expiration of the three-month period following the consummation of the Merger, you will receive the cash payment that you would have otherwise received pursuant to Section 7.5.3(b) of the Employment Agreement (assuming for such purpose that your employment with the Company had been involuntarily terminated by the Company (other than for Cause, Disability or death) or you had resigned from the Company for Good Reason immediately following the consummation of the Merger) (the “Retention Bonus”). In the event you become entitled to payment of the Retention Bonus, you shall no longer be eligible to receive any severance or termination payments under the Employment Agreement (other than pursuant to Sections 7.5.3(a), (c) and (e) of the Employment Agreement (after giving effect to the modifications as set forth above in Paragraph 2 of this letter agreement) and 7.6 of the Employment Agreement) in respect of any subsequent termination of your employment. For the avoidance of doubt, in the event the Company terminates your employment without Cause following the consummation of the Merger but prior to your becoming entitled to payment of the Retention Bonus, you shall be entitled to receive payments and benefits under Section 7.5.3 of the Employment Agreement (but, except for Section 7.6, not under any other provision of Section 7 of the Employment Agreement).

4. General Waiver and Release. You agree that the Retention Bonus to which you may become entitled hereunder shall become payable to you only if you execute prior to the payment of such amount, a general waiver and release of all claims, including those under the Employment Agreement, in favor of Parent, the Company and their respective subsidiaries and affiliates, and others related to such entities (including but not limited to their respective directors, officers and employees), in a form which is a customary waiver and release of Parent, and such waiver and release becomes effective.

5. Full Force and Effect. For the avoidance of doubt, all other employment terms under the Employment Agreement which have not been modified by this letter agreement, including without limitation Sections 2, 3, 4 and 5 thereof, shall remain in full force and effect following the consummation of the Merger, and Parent agrees to cause the Surviving Corporation (as defined in the Merger Agreement) to keep the Employment Agreement in full force and effect through, at least the three-month period following the consummation of the Merger without regard to any earlier date on which it may be scheduled to expire.

6. Withholding. The Company may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7. Not an Employment Agreement. The terms of this letter agreement neither bind you to continued employment with Parent, the Company or any of their respective subsidiaries and affiliates nor confer any rights upon you with respect to the continuation of employment by Parent, the Company or any of their respective subsidiaries and affiliates.

8. Governing Law. This letter agreement will be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of laws.

9. Entire Agreement. This letter agreement contains the entire agreement among you, Parent and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, Parent and the Company with respect hereto. You acknowledge and agree that this letter agreement constitutes an amendment to the Employment Agreement in respect of your participation and rights to any benefits thereunder. This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

10. Successors and Assigns. This letter agreement shall be binding on (a) you and your estate and legal representatives and (b) the Company, Parent, and their respective successors and assigns. The Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent, as the case may be, expressly to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company and Parent would have been required to perform it if no such succession had taken place.

11. Counterparts. This letter agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

You acknowledge that your agreement to the terms and conditions of this letter agreement is in consideration of the benefits provided under Paragraph 3 of this letter agreement and is an inducement to and a condition of Parent’s and Sub’s willingness to enter into the Merger Agreement. This letter agreement will be void and of no further force and effect if the Merger Agreement is terminated prior to the consummation of the Merger (it being understood that Parent shall have no liabilities or obligations hereunder unless and until the Merger is consummated).

Very truly yours,

JOHNSON & JOHNSON

By:
Name:
Title:

CLOSURE MEDICAL CORPORATION

By:
Name:
Title:

Agreed and Accepted:

[Name of Executive Officer]

Schedule 10.4

Name	Time Period of Continuation of Benefits
Daniel A. Pelak	The COBRA health care continuation period under Section 4980 of the Code.

Benny Ward	Two years after the date of termination.

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